Exhibit 5.1

January 24, 2014

Board of Directors

First Interstate BancSystem, Inc.

401 North 31st Street

Billings, MT 59101

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We are acting as counsel to First Interstate BancSystem, Inc., a Montana corporation (the “Company”), in connection with its registration statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission relating to the proposed public offering of up to 1,500,000 shares of the Company’s Class A common stock, no par value per share (the “Shares”), issuable under the 2006 Equity Compensation Plan of the Company, as amended and restated (the “Plan”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined: an executed copy of the Registration Statement; a copy of the Plan; a copy of the Restated Certificate of Incorporation of the Company; a copy of the Second Amended and Restated Bylaws of the Company; resolutions of the Board of Directors of the Company relating to the issuance of the Shares pursuant to the Plan and related matters; a Current Report on Form 8-K of the Company relating to the approval of the Plan by the Company’s stockholders; and an officer’s certificate of the Company, dated as of the date hereof, as to certain facts relating to the Company.

In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). In rendering this opinion, we have relied as to certain factual matters on information obtained from public officials, officers of the Company or other sources believed by us to be responsible. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the Montana Business Corporation Act, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations.

Based upon, subject to and limited by the foregoing, we are of the opinion that, as of the date hereof, the Shares have been duly authorized by all necessary corporate action on the part of the Company and, following (i) effectiveness of the Registration Statement; (ii) issuance and delivery of the Shares in the manner contemplated by the Plan; and (iii) receipt by the Company of the consideration for the Shares as specified in the Plan, the Shares will be validly issued, fully paid and nonassessable.

This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ HOLLAND & HART LLP